          THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 17, 2006 is made by and between LodgeNet Entertainment Corporation, a Delaware corporation (the “Corporation”), and Scott E. Young (“Executive”) with reference to the following circumstances, namely:
A.	Executive is employed by the Corporation, as its Senior Vice President , Chief Marketing Officer and has made, and is making, an important contribution to the development and operation of the Corporation’s business.

B.	The Corporation desires to provide for its employment of Executive as hereinafter provided, and Executive desires such employment, upon the terms hereinafter provided.
          NOW, THEREFORE, the Corporation agrees to employ Executive, and Executive agrees to such employment, upon the following terms and conditions:
     1. Period of Employment. The employment of Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the date hereof and continuing, unless sooner terminated as provided in Section 6 herein, through December 31, 2006; provided, however, that on each December 31, commencing with December 31, 2006, such period of employment shall automatically be extended for an additional year unless ninety (90) days prior thereto either party hereto has given written notice to the other that such party does not wish to extend the period of employment.
     2. Duties. During the period of employment, Executive shall serve as Senior Vice President, Chief Marketing Officer of the Corporation, or in such other office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices as are assigned to him by the Board or committees of the Board. During the period of employment, Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for permitted vacations, absences due to illness, and reasonable time for attention to personal affairs.

     3. Office Facilities. During the period of employment, Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 3900 West Innovation Street, Sioux Falls, South Dakota, and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.
     4. Compensation. As compensation for his services performed hereunder, the Corporation shall pay or provide to Executive the following:
          (a.) The Corporation shall pay Executive a salary (the “Base Salary”), calculated at the rate of $ 300,000.00 per annum (which Base Salary may be increased by the Corporation at any time and from time to time in its discretion), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement.
          (b.) During the period of employment, Executive shall be allowed to participate in such bonus and other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel, and all compensation and other entitlements earner thereunder shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary.
          (c.) During the period of employment, Executive shall be entitled to:
          (i) participate in such retirement, investment, health (medical, hospital and/or dental) insurance, life insurance, disability insurance and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its salaried employees;
          (ii) participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to executive personnel of the Corporation; and

          (iii) take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.
          (d.) During the period of employment, the Board from time to time in its discretion may grant to Executive stock options, and other rights related to shares of the Corporation’s common stock.
          5. Effect of Disability and Certain Hazards. Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability may result in termination of his employment by the Corporation pursuant to Section 6 herein.
          6. Termination of Employment. The employment of Executive by the Corporation pursuant to this Agreement may be terminated on or prior to December 31, 2006, or on or prior to any subsequent December 31 to which the end of the period of employment may have been extended under Section 1, as follows:
               (a) In the event of Executive’s death prior to said date, such employment shall terminate on the date of death.
               (b) Such employment may be terminated prior to said date due to Executive’s physical or mental disability which prevents the effective performance by Executive of his duties hereunder on a full time basis, with such termination to occur on or after the time which Executive becomes entitled to disability compensation benefits under the Corporation’s disability benefit program then in effect. Any dispute as to Executive’s physical or mental disability shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne in equal shares by the Corporation and Executive.

          (c) The Corporation, by giving written notice of termination to Executive, may terminate such employment at any time prior to said date for Cause, which means that such termination must be due to (1) acts during the term of this Agreement resulting in a felony conviction under any Federal or state statute, (2) substantial non-performance of Executive of his employment duties required by this Agreement or (3) Executive willfully engaging in dishonesty or gross misconduct injurious to the Corporation during the term of this Agreement, with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than 30 days) in the case of clause (2) to cease substantial non-performance.
          (d) The Corporation may terminate such employment at any time prior to said date without Cause (which shall be for any reason not covered by preceding subsections (a) through (c) upon 60 days prior written notice to Executive.
          (e) In the event that a Termination Event (as that term is defined in the Executive Severance Agreement, dated August 17, 2006) has occurred, then the Executive may terminate such employment according to the terms and conditions set forth in said Executive Severance Agreement, and shall then be exclusively entitled to any and all payments and benefits provided under said Executive Severance Agreement to the exclusion of any provisions contained herein.
     7. Payments Upon Termination.
          (a) Except as otherwise provided in Section 6(e) and subsection (b) of this Section 7, upon termination of Executive’s employment by the Corporation, all compensation due Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination (except, in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program), and all such compensation accrued as of the date of such termination but not previously paid shall be paid to Executive at the time such payment otherwise would be due.

Unless otherwise expressly provided in the terms of the bonus plan or program of the Corporation in which the Executive is a participant at the time of his termination, if the termination of Executive’s employment is not for Cause, then a pro rata portion of the “target” full year’s bonus shall be deemed to have accrued for the Executive under such bonus plan or program for the portion of the year ended on the date of the termination, which shall be paid to the Executive at the time such bonus payment otherwise would be due.
          (b) If Executive’s employment pursuant to this Agreement is terminated without Cause pursuant to subsection (d) of Section 6 herein, then, in addition to the payments required by subsection (a) of this Section 7, Executive shall be entitled (i) to the vesting of all options previously granted but still subject to vesting and (ii) to the extent set forth in any agreement regarding the grant of rights related to shares of the Corporation’s common stock, the vesting (or termination of risk of forfeiture, as appropriate) of rights or shares previously granted but still subject to vesting. The Executive shall also receive, subject to the mitigation provisions of Section 11(a) below, for a period of twelve months (the “Severance Period”) cash severance payments (the Severance Payment”) from the Corporation. The amount of the Severance Payment shall be equal to the Executive’s then monthly Base Salary increased by a factor of twenty percent (20%) to account for the Executive’s loss of benefits. Executive shall have the right to purchase health and dental coverage under the Company’s group policies then in effect for the Severance Period. The Severance Payment shall be due and payable on the 20th day of each month and is subject to required withholding. The Executive shall also be entitled to the benefits under this Section in the event the Corporation elects at any time not to renew or extend this Agreement pursuant to Section 1. The Executive shall not be entitled to a Severance Payment in any event if he is terminated for Cause as permitted by Section 6(c).
          8. Confidential Information. Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications, code, algorithms, methods, techniques, systems, processes, designs and diagrams and non-public information relating to (i) customers of the Corporation or its subsidiaries, (ii) the Corporation’s business plans and budgets, and (iii) the Corporation’s financial information, including projections, plans and budgets, except as may be required to perform his duties hereunder. The provisions of this Section 8 shall survive the termination of Executive’s employment with the Corporation, provided that after the termination of Executive’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade from a source other than Executive.
          9. Patents, Etc. The Corporation shall be entitled to any and all ideas, know-how and inventions, whether patentable or not, which Executive shall conceive, make or develop during the period of his employment with the Corporation, relating to the business of the Corporation or any of his subsidiaries. Executive shall, from time to time, at the request of the Corporation, execute and deliver such instruments or documents, and shall perform or do such acts or things, as reasonably may be requested in order that the Corporation may have the benefit of such ideas, know-how and inventions and, in particular, so that patent applications may be prepared and filed in the United States Patent Office, or in appropriate places in foreign countries, covering any of the patentable ideas or inventions covered by this Agreement as aforesaid, including appropriate assignments vesting in the Corporation or any of its subsidiaries (or any successor to the Corporation or any of its subsidiaries) full title to any and all such ideas, inventions and applications. Further, Executive will cooperate and assist the Corporation in the prosecution of any such applications in order that patents may issue thereon.
          10. Non-Competition: Non-Mitigation: Litigation Expenses.
               (a) For the first nine months following termination of his employment with the Corporation, Executive shall not be required to mitigate the amount of termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits earned by Executive from another employer or other source during said period; thereafter, said termination benefits shall be reduced by one-half of the amount Executive may earn from any full time employment position or occupation. However, if Executive becomes employed, as a full or part time employee, or as a consultant or advisor, to any enterprise engaged in competition with the business then being conducted by the Corporation in the lodging pay-per-view/guest services market, any obligation which the Corporation otherwise would have had under Section 7, regardless of whether such nine-month period has expired, shall thereupon terminate and cease to be of any further force and effect other than to the extent theretofore performed by the Corporation.
          (b) Until the period of employment expires (which for these purposes shall be calculated without giving effect to early termination pursuant to Section 6 but shall include any extension or renewal of the period of employment), Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the lodging pay-per-view/guest services market, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, stockholder, member, venturer, advisor, consultant or otherwise (except for passive investments of not more than a one percent interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market) any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Company in the lodging pay-per-view/guest services market. For these purposes, employment with a vendor of cable television services shall not be treated as competitive with the business or operations of the Corporation in the lodging per-view/guest services market.
          (c) The Corporation shall pay Executive’s out-of-pocket expenses, including attorneys’ fees, but not to exceed a total of $10,000 for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions for termination benefits in Section 7 herein, provided, however, that if any arbitration or litigation results in a finding in favor of Executive contrary to the position of the Corporation, then Executive will be reimbursed for all reasonable legal and related costs regardless of the limitation set forth above; and further provided that in no event will Executive be held liable for the legal and related costs of the Corporation in an event of a finding in favor of the Corporation.
     11. Arbitration. Any dispute or controversy arising under or in connection with the Agreement shall be settled exclusively by arbitration in the city where the principal executive offices of the Corporation are then located, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Corporation shall be entitled to seek equitable remedies, including injunction and constructive trust, with respect to a breach or threatened breach of Sections 8, 9 and 10 hereof, without the requirement to post any bond or other security.
     12. Miscellaneous.
               (a) This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.
               (b) The rights and obligations of Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life, but upon his death this Agreement shall inure to the benefit of his heirs, legatees and legal representatives of his estate, but only to the extent of any remaining financial obligations of the Corporation.
               (c) The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

               (d) No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.
               (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.
               (f) This Agreement shall be construed according to the laws of the State of South Dakota.
               (g) If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.
               (h) Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Executive:	Scott E. Young
301 Ferndale Road South
Wayzata, Minnesota 55391

If to the Corporation:	LodgeNet Entertainment Corporation
3900 West Innovation Street
Sioux Falls, SD 57107
Attn: President
or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

               13. Prior Agreements Superseded. This agreement supersedes all prior agreements, if any, between the parties hereto with respect to the subject matter hereof including any prior employment agreements, provided however, that the Executive Severance Agreement, dated August 16 2006, shall remain in full force and effect and shall exclusively govern any payments and benefits in the event that a Termination Event (as that term is defined in said Agreement) has occurred.
               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

LodgeNet Entertainment Corporation

By:	/s/ Scott C. Petersen

President and Chief Executive Officer

/s/ Scott E. Young

Scott E. Young

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